Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 20, 2014, in the Registration Statement (Form S-4) and related Prospectus of Clear Channel Communications, Inc. for the registration of $850,000,000 aggregate principal amount of Senior Notes due 2018 dated June 9, 2014.

/s/ Ernst & Young LLP

San Antonio, Texas

June 6, 2014